EXHIBIT 99.1

Royale Energy, Inc. Appoints Jonathan Gregory as Executive Chairman to Lead Strategic and Capital Markets Initiatives

SAN DIEGO, Jan. 05, 2026 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTC: ROYL) (“Royale Energy” or the “Company”), an independent oil and gas exploration and production company with operations in California and Texas, today announced the appointment of Jonathan Gregory as Executive Chairman of the Board. Chris Parada will continue to serve as Independent Chairman of the Board.

Mr. Gregory (age 61) brings extensive experience in energy finance, asset acquisition, corporate governance, and industry leadership. As Executive Chairman, he will work closely with the Board of Directors and management team to lead strategic initiatives focused on improving the Company’s financial performance, strengthening its capital structure, and positioning Royale Energy to pursue a potential relisting on the Nasdaq Capital Market, subject to meeting applicable listing standards and market conditions.

Mr. Gregory currently serves as Chief Executive Officer of RMX Resources, LLC, a California-based energy company, and as Chairman of the California Independent Petroleum Association (CIPA), the state’s leading trade association representing independent oil and natural gas producers. His roles reflect deep engagement with upstream operations as well as regulatory and policy matters affecting the California energy sector.

“Jonathan’s depth of experience in energy markets, corporate governance, and capital markets strategy makes him well suited to help guide Royale Energy through its next phase,” said Johnny Jordan, CEO of Royale Energy. “His leadership will be particularly valuable as the Company evaluates initiatives designed to enhance shareholder value and support the requirements associated with a potential Nasdaq relisting.”

For over thirty years, Mr. Gregory has advised and been engaged with energy companies across multiple market cycles, with a focus on upstream assets, and structured energy financings. He is known for his disciplined approach to value creation and for aligning operational execution with capital markets objectives.

“I am honored to serve as Executive Chairman of Royale Energy,” said Mr. Gregory. “My focus will be on working with the Board and management to advance strategies that improve financial strength, enhance governance and reporting standards, and, over time, position Royale Energy to meet the criteria necessary to pursue a Nasdaq relisting.”

The Company noted that this appointment reflects its commitment to experienced leadership and a clear strategic direction as it navigates a dynamic energy and capital markets environment.

About Royale Energy, Inc.

Royale Energy, Inc. is an independent oil and gas company engaged in the acquisition, development, and production of oil and natural gas properties, primarily in California and Texas. The Company seeks to enhance shareholder value through disciplined capital management, operational efficiency, and strategic asset development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that may affect future results include, among others, commodity price volatility, regulatory changes, operational risks, capital market conditions, and the Company’s ability to meet Nasdaq listing requirements. Royale Energy undertakes no obligation to update forward-looking statements except as required by law.

Contact:

Royale Energy, Inc.
For more information, please visit https://www.royl.com or contact Investor Relations at IR@royl.com
619-383-6600